January 16, 2007

<<Investor Name>>

<<Street Address>>

<<City, State, Zip Code>>

Re: Unused Passive Losses

Dear <<Investor Name>>:

Now that Wells Real Estate Fund IV, L.P., has closed, we wanted to make you aware of a potential tax benefit that could help you as you prepare your 2006 tax return. One of the reasons your financial representative selected this investment was to lower your income tax burden by using the passive losses to offset passive income from other investments in your portfolio. As you may remember, the Class B units in the Fund were designed to receive passive losses during the Fund's operations. This information is important because, over the course of the Fund's life, Class B investors were allocated passive losses that roughly equaled their total investment, as well as the subsequent income or gain resulting from the sale of the real estate assets.

Many of you have taken full advantage of the tax benefits that these passive losses were designed to provide. However, it has come to our attention in recent weeks that some of you may have unused passive losses, due to the passive loss limitations of the Tax Code. Now that the Fund has closed, any unused passive losses may be available to offset current ordinary income on your tax return. This is an important consideration, given that the passive losses have essentially equaled your total investment.

Your best source for information on any unused passive losses is your tax advisor. Typically, these unused losses would be reflected on Form 8582 of your personal tax return (Form 8810 for corporations). We have provided you information on your passive losses (as well as the subsequent income or gain resulting from the sale of the real estate assets) on an annual basis on your Schedule K-1. The availability of unused passive losses is unique to each individual taxpayer based on their actual tax filings over the investment period in Wells Real Estate Fund IV, L.P. Therefore, you will need to consult with your tax advisor to determine if you have any unused passive losses, as Wells does not provide tax advice.

We hope that this information is helpful. We want to ensure that you have maximized the benefits of your investment in Wells Real Estate Fund IV, L.P.

(Continued on reverse)

Should you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday from 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to client.services@wellsref.com.

Thank you for your continued confidence in Wells Real Estate Funds.

Sincerely,

/s/ Leo F. Wells III

Leo F. Wells III

General Partner

cc: Financial Representative

This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, transaction costs and prices, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.